Exhibit 99.1

Letter to Our Shareholders

Dear Shareholders,

Over the past several years, Datalink has executed against a growth plan to capitalize on the transformational cloud movement. We helped customers evolve to a next-generation data center by unifying their infrastructures and maximizing the business benefits of cloud. In 2012, that plan helped us deliver a strong financial performance for the year; all signs point towards   an environment of expected continued strong growth for 2013. With deep expertise, significant experience with our customers, and an expanded view of the data center, Datalink is prepared to help midmarket and large enterprises unify their network, compute, and storage platforms to achieve greater agility and efficiency. Our cloud services launch in 2012 positions us to enable our customers to reap the benefits of efficiency, choice, and control that cloud enablement delivers.

2 0 1 2 R E S U LT S

2012 marked another year of record sales and earnings for Datalink. Revenues for the year ended December 31, 2012, reached $491 million, a 29% gain over the previous year. Non-GAAP operating income was a record $25.7 million or 5.2% of revenue, compared to $22.2 million or 5.8% of revenue in 2011. We acquired 452 new customers in 2012, including an additional 98 customers with significant services business from the Strategic Technologies, Inc. (“StraTech”) acquisition. The accounts of at least $1 million in revenue in our portfolio grew from 77 in 2011 to 102 in 2012.

Many of these larger sales involve our virtualized data center (VDC) initiative. Our VDC sales in 2012 more than doubled with 82 full deployment projects compared to 35 the previous year. These VDC projects increase our mind share with customers because they involve a wide range of both products and services. Overall, VDC solutions and services are key enablers in our strategy to deliver a broader portfolio that expands our market opportunity, generates increased customer wallet share, and facilitates Datalink delivered services growth.

In 2012, we executed with an intentional focus toward the expansion of key partner relationships with Cisco and EMC, to complement our relationships with NetApp, Symantec, and HDS. These relationships were crucial to our Q4 performance, and fueled largely by our strategy of selling entire data center solutions.

Strengthening our services offerings to deliver increased value and deeper customer relationships continues to be a priority; in 2012 35% of our overall business was derived from services revenue. The $172 million in services represents 28% growth over our 2011 performance. Contributing to this growth was our Datalink delivered professional services which grew 67% over 2011 to $25 million. Contributing to this growth was our Datalink delivered professional services which grew 67% over 2011 to $25 million.

Overall, 29% of our 2012 results were achieved through recurring revenue offerings. Our OneCall support revenues jumped 28% to $69.5 million. In addition, our managed services grew over 900%, combined with an expanded portfolio of offerings launched in Q4 2012, makes this a more relevant offering moving forward. When we talk  about delivering IT as a service to our customers – this is an important aspect, as it also provides visibility into needs and new demands in the marketplace – and the way that customers will manage their environments moving forward.

Our acquisition of StraTech based in Cary, NC, in October 2012, is in alignment with our growth strategy. The acquisition significantly increased our geographic footprint and customer base along the East Coast. We acquired a second customer support center that boosted our OneCall support capacity and provided enhanced failover and redundancy. Lastly, it expanded our managed services portfolio through the addition of managed monitoring and systems management capabilities, as well as cloud archiving and cloud backup services.

2 0 13 O U T L O O K

2013 requires the continued successful execution of our two primary growth strategies: organic growth through expanded wallet and market share, coupled with acquisitions. Our vision of the future is resonating in the marketplace: cloud computing and the unified data center has transformed the way that information technology is architected, deployed, and utilized. We have demonstrated our leadership and built our competencies in this market and we expect we will continue to meet the demand for greater business agility, efficiency, and performance.

Key to our efforts will be an ongoing expansion of our services portfolio to help enterprises fully leverage these trends to achieve competitive business advantage. We will continue to expand our Datalink delivered services portfolio, by leveraging the resources we gained from the StraTech acquisition, as well as promoting full engagement with the robust set of advisory services launched in 2012. We are planning the expansion of our professional services to meet customer demands around delivering data center, data migration, and assessment services projects to improve the effectiveness of existing infrastructures in early 2013. Our managed services, which enable customers to relieve their IT staffs of data center management, monitoring, reporting, and backup and archiving management, gives us a means of increasing recurring revenue and long-term customer engagements.

I am extremely pleased with our overall performance in 2012 and enthusiastic about our potential for success in 2013 and beyond. We have a talented executive and senior leadership team and an equally strong field organization. Together we are executing our growth strategy and building a company positioned to successfully compete for many years to come. I look forward to 2013 and what this company and our dedicated people can achieve.

/s/ Paul F. Lidsky
Paul F. Lidsky,
President and Chief Executive Officer Datalink

Financial Highlights

STATEMENT OF OPERATIONS (In thousands, except per share data)	2012	2011	2010	2009	2008
Revenues	$491,202	$380,027	$293,679	$178,082	$195,597
Gross profit	$112,026	$89,612	$67,636	$46,436	$52,651
Gross profit %	22.8%	23.6%	23.0%	26.1%	26.9%
Earnings (loss) from operations	$17,718	$16,793	$3,978	$(451)	$5,080
Net earnings (loss)	$10,535	$9,845	$2,302	$(555)	$3,396
Net earnings (loss) per diluted share	$0.60	$0.61	$0.18	$(0.04)	$0.27

BALANCE SHEET (In thousands, except employee data)
Cash and investments	$10,315	$22,433	$8,988	$15,631	$27,730
Working capital	$34,059	$37,881	$21,636	$14,702	$23,735
Total assets	$370,507	$277,951	$176,072	$153,978	$135,892
Stockholders’ equity	$95,383	$80,185	$47,455	$43,415	$42,519
Common stock outstanding	18,727	17,899	13,570	13,261	12,930
Number of employees	459	389	299	307	208